Registration No. 333-113687

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-8
Registration Statement
Under The Securities Act of 1933

CLAXSON INTERACTIVE GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands	None

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Avenida Melian 2780 Buenos Aires, Argentina	C1430EYH

(Address of Principal Executive Offices)	(Zip Code)
Claxson Interactive Group Inc. 2001 Share Incentive Plan

(Full title of the plan)
CT Corporation System
111 Eighth Avenue
New York, New York

(Name and address of agent for service)
(212) 894-8940

(Telephone number, including area code, of agent for service)
Copy to:
Barbara J. Oikle
Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
(305) 579-0722
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION
     This Post-Effective Amendment filed by Claxson Interactive Group, Inc. (the “Company”), deregisters all shares of the Company’s Class A Common Shares, $0.01 par value per share that had been registered for issuance on Form S-8 (File No. 333-113687), originally filed with the Securities and Exchange Commission on March 17, 2004 (the “Registration Statement”).
     On July 14, 2008 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of April 2, 2008, by and among the Company and Remainco Inc. (“Remainco”), Remainco merged with and into the Company, with the Company continuing as the surviving company (the “Merger”). At the Effective Time, each and every Class A common share of Claxson (other than shares owned by Roberto A. Vivo-Chaneton, 1947 Carlyle Investments LLC, 1945 Carlton Investments LLC, Hicks, Muse, Tate & Furst Latin America Fund, L.P., Hicks, Muse Co. Partners, L.P., HMTF Holdings, Hicks, Muse, Tate & Furst Latin America Private Fund, L.P., HMLA 1-SBS Coinvestors, L.P., Davivo International Ltd., SLI.com Inc., Gallia Enterprises Ltd., Luis H. Moreno III, Interamerican Technology, S.A. and Bulls & Bears Enterprises Inc. and shares as to which shareholders properly dissent under British Virgin Islands law) was converted into the right to receive U.S. $13.75 per share in cash, without interest, and the separate corporate existence of Remainco ceased.
     As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement, the Company hereby removes from registration all securities under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on July 14, 2008.

CLAXSON INTERACTIVE GROUP, INC.
By:	/s/ Roberto A. Vivo-Chaneton
Roberto A. Vivo-Chaneton
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Roberto A. Vivo-Chaneton Roberto A. Vivo-Chaneton	Chief Executive Officer (Principal Executive Officer) and Director	July 14, 2008
/s/ Ezequiel Paz Ezequiel Paz	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 14, 2008
/s/ Eric C. Neuman* Eric C. Neuman	Director	July 14, 2008
Steven I. Bandel	Director
/s/ John A. Gavin* John A. Gavin	Director	July 14, 2008
/s/ Gabriel Montoya* Gabriel Montoya	Director	July 14, 2008

*By:	/s/ Roberto A. Vivo-Chaneton
Roberto A. Vivo-Chaneton
Attorney-in-Fact

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